SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.      )

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Post Properties, Inc.

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For Immediate Release

Contact:	Judith Wilkinson/Nina Covalesky Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	PRESS RELEASE

Post Properties Sends Letter to Shareholders

Cites Six Million Dollar Sweetheart Package Promised by Williams to his CEO Designate

ATLANTA, May 9, 2003 – Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today sent the following letter to Post shareholders:

May 9, 2003

Dear Post Properties Shareholder:

     We are writing to let you know about some important recent developments. John Williams, who is seeking to take control of Post Properties, Inc., disclosed this week the pay package he has committed your Company to pay to his recently announced CEO designate if Mr. Williams wins. We also have learned that more than 90% of his shares of Post Properties common stock are pledged to secure a multi-million dollar personal loan.

     These two new facts provide additional compelling reasons to reject Mr. Williams and his slate of nominees. We urge you to act now to protect the value of your shares. You can reject Mr. Williams’ attempt to re-take control of your Company by signing, dating and returning the enclosed WHITE proxy card. A postage-paid return envelope is enclosed for your convenience.

WILLIAMS’ CEO DESIGNATE: THE SIX MILLION DOLLAR MAN

     For all his talk about good corporate governance, Mr. Williams already has committed a huge amount of your Company’s money to the person he picked as CEO if his nominees are elected at the upcoming shareholders’ meeting. His CEO designate will get $300,000 plus expenses from Mr. Williams just for letting Mr. Williams use his name for a short period of time prior to the vote if Mr. Williams loses the election. But should Mr. Williams win the election, he has promised his CEO designate a “sweetheart” contract. Keep in mind it is Post Properties, not Mr. Williams, which would be obligated to pay the enormous contractual amounts set forth on the next page.

If you have any questions or need assistance in voting your shares, please call:

INNISFREE M&A INCORPORATED
501 MADISON AVENUE, 20TH FLOOR
NEW YORK, NEW YORK 10022
TOLL FREE: (877) 825-8730
BANKS AND BROKERS CALL COLLECT: (212) 750-5833

     The contract promised by Mr. Williams to his CEO designate would require Post Properties to pay the following:

• Annual Base Salary:	$750,000
• Guaranteed Annual Minimum Bonus:	$750,000
• 500,000 below market Stock Appreciation Rights with a $22.95 base price vesting in only 1 year:[1]	$1,845,000
• 100,000 shares of restricted Post Common Stock vesting in only 1 year:[1]	$2,664,000

One-Year Total	$6,009,000

And, as they say, that’s not all. In addition to the $6.0 million of payments identified above, Mr. Williams’ CEO designate has been promised a rent-free furnished apartment in Atlanta at the Company’s expense and a Company-paid car. He also is entitled to continue to maintain his residence in New Jersey and commute weekly — at your Company’s expense — from his New Jersey home to the Company’s offices in Atlanta.

     With promises from Mr. Williams like that, it is hard for us to imagine that the CEO designate would ever risk acting independently of Mr. Williams and possibly jeopardizing his job.

MR. WILLIAMS’ TAX ISSUE AND HIS PLEDGE OF POST STOCK

     In the course of this proxy contest, we and various industry experts have expressed concern about the misalignment of interests between holders of voting common stock and holders of non-voting limited partnership units. Mr. Williams, who is the largest individual holder of the units — which outnumber his shares of common stock by a margin of almost 2-to-1 — faces unique tax considerations that are not shared by the holders of common stock. Upon the sale of certain of the Company’s apartment communities — or even upon the sale of the entire Company under certain circumstances — unitholders like Mr. Williams could face very significant tax liabilities without receiving corresponding cash distributions.

     Mr. Williams, who evidently would have greatly preferred that no one talk about this issue at all, responds by saying he will not be influenced by his tax considerations because he does not care how big a tax bill he gets. We don’t find that at all credible, as Mr. Williams at various times has lobbied the Company’s directors to take measures that would favorably address his personal tax situation.

     And now, we have learned that more than 90% of Mr. Williams’ shares of Post Properties common stock are pledged to secure a multi-million dollar personal loan. Given his pledge of stock, it appears to us more than ever that John Williams is not a man who doesn’t care about the amount of his tax bills.

[1] Value based on Post Properties’ closing market price on May 5, 2003, the day on which Mr. Williams publicly disclosed the pay package for his CEO designate.

THE TIME TO ACT IS NOW

     Time is short, as the May 22 shareholders’ meeting is rapidly approaching. In order to be sure your vote counts, you need to act now. The choice is clear — by voting on the enclosed WHITE proxy card you can elect an experienced and dedicated Board of Directors that is determined to protect and enhance the value of your shares, and has committed to review all strategic alternatives on an ongoing basis. Contrast this with having John Williams re-take control of your Company, with a John Williams-dominated Board and a John Williams-designated CEO.

     This is your opportunity to help set the future course of your Company. Please sign, date and return your WHITE proxy card today. Even if you previously voted for Mr. Williams’ nominees on his gold proxy card, you can easily change your vote. You may revoke your prior vote by sending in your WHITE proxy card.

     If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated, the firm assisting us in the solicitation of proxies, toll-free at (877) 825-8730. Banks and brokers may call collect at (212) 750-5833.

     We thank you for your patience and support throughout these past few weeks.

Sincerely,

David P. Stockert President and Chief Executive Officer	Robert C. Goddard, III Chairman of the Board

ADDITIONAL INFORMATION

     On May 5, 2003, the Company received notice that a shareholder derivative and purported class action lawsuit was filed against members of the Board of Directors of the Company, including John Williams, and Post Properties as a nominal defendant. The complaint was filed in the Superior Court of Fulton County, Atlanta, Georgia on May 2, 2003. The complaint alleges various breaches of fiduciary duties by the Board of Directors of Post and seeks, among other relief, the disclosure of certain information by the defendants. The complaint also seeks to compel the defendants to undertake various actions to facilitate a sale of the Company. On May 7, 2003, the plaintiff made a request for voluntary expedited discovery. The defendants have not yet filed an answer. The Company believes this lawsuit is without merit and intends to vigorously defend against it.

     As of March 25, 2003, John T. Glover, a director of the Company, owned 346,269 shares of Post Properties common stock and 568,744 limited partnership units convertible into an equivalent number of shares of Post Properties common stock. Mr. Glover has pledged a total of 278,057 shares of Post Properties common stock as collateral (together with other collateral) to secure a floating loan and two term loans from Merrill Lynch maturing in February 2004 and February 2005, respectively. The current aggregate outstanding amount of such loans is approximately $4,475,000. Mr. Glover also has pledged 310,299 units as collateral to secure a revolving credit loan from SunTrust Bank maturing in September 2003, and the current outstanding amount of such loan is approximately $700,000. As of March 25, 2003, Ronald de Waal, a director of the Company, owned 466,542 shares of Post Properties common stock. Mr. de Waal has pledged 273,845 shares of Post Properties common stock as collateral to secure a line of credit with UBS Warburg on behalf of an entity indirectly controlled by Mr. de Waal. No indebtedness is currently outstanding under the line of credit.

     Certain statements made in this release and other written or oral statements made by or on behalf of the Company may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.

Nationwide, Post Properties owns approximately 30,080 apartment homes in 80 communities, including 1,256 units currently under development.

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